UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

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QAD Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

May 18, 2011

To All QAD Inc. Stockholders:

On behalf of the Board of Directors of QAD Inc. ("QAD"), I cordially invite you to attend the Annual Meeting of Stockholders of QAD to be held at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, on Tuesday, June 7, 2011 at 4:30 p.m. local time. A Notice of the Annual Meeting of Stockholders, proxy card and proxy statement containing information about the matters to be acted upon at the Annual Meeting are enclosed.

At this year's meeting you will be asked to elect six directors. The accompanying Notice of Annual Meeting and proxy statement describe this proposal. We encourage you to read the enclosed information carefully.

Whether in person or by proxy, it is important that your shares be represented at the Annual Meeting. To ensure your participation in the Annual Meeting, regardless of whether or not you plan to attend in person, please vote the enclosed proxy card today by telephone or on the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided. If you do attend the Annual Meeting, you may revoke your previous proxy at that time if you wish, and vote in person. If you plan to vote your shares at the Annual Meeting, please note the instructions on page 3 of the enclosed proxy statement.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Karl F. Lopker

Chief Executive Officer

QAD INC.
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2011

Notice is hereby given that the Annual Meeting of Stockholders of QAD Inc. will be held on Tuesday, June 7, 2011, at 4:30 p.m. local time, at the QAD corporate headquarters located at 100 Innovation Place, Santa Barbara, California, for the following purposes:

1.	To elect six directors to serve until the next Annual Meeting of Stockholders;

2.	To transact any other business that may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on April 18, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors

Daniel Lender

Secretary

Santa Barbara, California

May 18, 2011

IMPORTANT

All stockholders are invited to attend the Annual Meeting. If you are a stockholder of record as of April 18, 2011, you will be admitted to the meeting. If you own stock beneficially through a bank, broker or otherwise, you will be admitted to the meeting if you present a form of photo identification and proof of ownership of such stock or a valid proxy signed by the record holder. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker. Whether or not you intend to be present in person at the Annual Meeting, please vote the enclosed proxy card today by telephone or on the Internet or by signing, dating and returning your proxy card in the postage-paid envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 7, 2011.

Our proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

We are mailing a printed copy of proxy materials to each stockholder and are allowing stockholders to access the proxy materials on the Internet at www.proxyvote.com.

QAD Inc.
100 Innovation Place
Santa Barbara, California 93108
805-566-6000

PROXY STATEMENT

THE ANNUAL MEETING

This proxy statement and the enclosed proxy card are being mailed to you by the Board of Directors of QAD Inc., a Delaware corporation ("QAD," the "Company," "we" or "us"), on or about May 18, 2011. The Board of Directors requests that your shares be represented by the proxies named on the proxy card at the Annual Meeting of Stockholders to be held on June 7, 2011.

FREQUENTLY ASKED QUESTIONS

What is a “proxy”?

A proxy is your way of legally designating another person to vote for you.  That other person is called a “proxy.”  If you designate another person as your proxy in writing, the written document is called a “proxy” or a “proxy card.”

What is a “proxy statement”?

A “proxy statement” is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting.  The proxy statement also includes other information required by SEC regulations.

What is a “quorum”?

A “quorum” is the minimum number of votes that must be represented at the Annual Meeting for the transaction of any business at such meeting.  A majority of the voting power of the Company’s outstanding shares, as of the record date, that are entitled to vote generally in the election of directors, either present at the Annual Meeting or represented by proxy, will constitute a quorum at the Annual Meeting.  Shares represented by proxies marked to “withhold” voting for one or more Board nominees, proxies marked to “abstain” from voting for a proposal, broker non-votes and proxies submitted without an indication of voting preferences, are counted for purposes of determining the presence of a “quorum.”

What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Who is soliciting my vote?

The Board of Directors of QAD is soliciting your vote at the 2011 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be asked to:

●	Vote to elect six directors as nominated;

●	Transact any other business that may properly come before the meeting.

What are the Board of Directors' recommendations?

The Board recommends a vote:

●	for the election of the six nominated directors.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set April 18, 2011 as the record date for the Annual Meeting. All stockholders who owned QAD common stock at the close of business on April 18, 2011 may attend and vote at the Annual Meeting.

What are my voting rights?

You have one-twentieth (1/20th) of a vote for each share of QAD Class A common stock you owned at the close of business on the record date and one (1) vote for each share of QAD Class B common stock you owned at the close of business on the record date, provided each share was either held directly in your name as the stockholder of record or held for you as the beneficial owner through a broker, bank or other nominee ("Nominee").

What is the difference between holding shares as a stockholder of record and beneficial owner?

Most stockholders of the Company hold their shares through a Nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with QAD's transfer agent, American Stock Transfer & Trust Company, LLC ("AST"), you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by QAD. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

 Beneficial Owner. If your shares are held in a stock brokerage account or by a Nominee, you are considered the beneficial owner of the shares which are held in "street name" and these proxy materials are being forwarded to you by your Nominee, who is considered the stockholder of record with respect to these shares. As the beneficial owner, you have the right to direct your Nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request, complete and deliver a proxy from your Nominee. Your Nominee has enclosed a voting instruction card for you to use in directing the Nominee how to vote your shares.

How many votes must be present to hold the Annual Meeting?

A majority of the voting power of the Company's outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business.  Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. Both abstentions and proxies submitted by brokers that do not indicate a vote because they do not have discretionary authority and have not received instructions as to how to vote on a proposal ("broker non-votes") are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect director nominees?

Directors are elected by a plurality of the votes cast. If you withhold authority to vote with respect to the election of some or all of the nominated directors, your shares will not be voted with respect to those nominated directors indicated. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominated directors. Abstentions and broker non-votes will also have no effect on the vote.

Is my vote confidential?

All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy. Your vote will not be disclosed to anyone, other than the independent tabulator, without your consent.

Who will count the votes and where can I find the voting results?

Broadridge Financial Solutions, Inc. will tabulate the voting results.  We will announce the voting results at the Annual Meeting and will publish the results by filing a current report on Form 8-K within four business days of the Annual Meeting.

What shares can be voted?

Each stockholder of record at the close of business on April 18, 2011 is entitled to one-twentieth (1/20th) of a vote for each share of Class A common stock and one (1) vote for each share of Class B common stock registered in the stockholder's name. There is no cumulative voting. On April 18, 2011, there were 12,796,456 outstanding shares of Class A common stock and 3,184,192 outstanding shares of Class B common stock of QAD, excluding 1,349,960 shares of Class A and 352,412 shares of Class B held in treasury.

Shares cannot be voted at the meeting unless the owner of record is present in person or is represented by proxy.

What if I don't give specific voting instructions to my broker?

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers are precluded from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. In particular, brokers holding shares in street name for the beneficial holder clients are expressly prohibited from voting in uncontested director elections on behalf of their clients without receiving specific voting instructions from those clients. Therefore, brokers cannot vote on Proposal 1 (the election of directors) without instructions from the beneficial owners. If you are a beneficial owner and do not instruct your broker how to vote on the election of directors, your broker will not vote for you. Broker non-votes will not affect the outcome of the vote on Proposal 1 as long as holders of a majority of the shares entitled to vote cast votes on the proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Even if you voted by telephone or on the Internet or if you signed and delivered the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote any time before it is exercised by giving written notice to the Corporate Secretary specifying such revocation. You may change your vote by a later-dated vote by telephone or on the Internet or by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means that your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy cards and voting instruction cards you receive.

Who can attend the Annual Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend.

What do I need to be admitted to the Annual Meeting?

In order to be admitted to the Annual Meeting, a stockholder must present an admission ticket or proof of ownership of QAD stock on the record date. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and an admission ticket.

An admission ticket is attached to the bottom of the proxy card. If you plan to attend the Annual Meeting, please keep this ticket and bring it with you to the Annual Meeting. If you do not bring an admission ticket, proof of ownership of QAD stock on the record date will be needed to be admitted. If your shares are held in the name of a Nominee, a brokerage statement or letter from a Nominee is an example of proof of ownership.

How do I vote?

You may vote by telephone, on the Internet, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m. Eastern Daylight Time, on June 6, 2011.

Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. On the Internet voting site, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

Vote by Telephone. You can vote by telephone by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote by Mail. You may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to Vote Processing, c/o Broadridge., 51 Mercedes Way, Edgewood, New York 11717 . Please allow sufficient time for mailing if you decide to vote by mail. If you sign and return your proxy card or voting instruction card, but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board of Directors.

Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a Nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

All shares entitled to vote and voted electronically, telephonically or represented by the proxy cards received, dated, signed and not revoked, will be voted at the Annual Meeting in accordance with their instructions.

Who pays for the solicitation of proxies?

QAD will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request Nominees who hold shares of common stock in their names to furnish proxy material to beneficial owners of the shares. We will reimburse such Nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Are there any other matters to be voted on at the Annual Meeting that are not included in the proxy?

We are not currently aware of any other business to be acted upon at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, your proxy will have the right, in his or her discretion, to vote or act on those matters according to the proxy's best judgment.

Adjournment may be approved by the holders of shares representing a majority of votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

Exemptions for a Controlled Company Election

The NASDAQ Stock Market has established specific exemptions from its listing standards for controlled companies, i.e., companies of which more than 50% of the voting power is held by an individual, a group or another entity. QAD is a controlled company by virtue of the fact that Ms. Pamela M. Lopker, President and Chairman of the Board, and Mr. Karl F. Lopker, Chief Executive Officer ("CEO") and Director, jointly control a majority interest in the stock of the Company. Please see "Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners" beginning on page 14 of this proxy statement for additional information.

The Company has elected to rely upon certain of the exemptions provided in the rules. Specifically, the Company will rely on exceptions to the requirements that listed companies (i) have a majority of independent directors, (ii) select, or recommend for the Board's selection, director nominees by a majority of independent directors or a nominating committee comprised solely of independent directors and (iii) determine officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors. Notwithstanding the fact that the Company is a controlled company, QAD's current practices include (i) having a majority of independent directors, (ii) selecting director nominees by the full Board of Directors and (iii) determining officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

Recapitalization

On December 14, 2010 QAD shareholders approved a Recapitalization plan (the “Recapitalization”) pursuant to which the Company (i) established two classes of common stock, consisting of a new class of common stock with one-twentieth (1/20th) of a vote per share, designated as Class A common stock $0.001 par value per share (the "Class A common stock") and a new class of common stock with one vote per share, designated as Class B common stock $0.001 par value per share (the "Class B common stock"); (ii) reclassified each issued and outstanding whole share of the Company's existing $0.001 par value per share common stock (the "Existing Stock") as 0.1 shares of Class B common stock; and (iii) issued a dividend of four shares of Class A common stock for each share of Class B common stock outstanding after giving effect to the foregoing reclassification.  The Recapitalization has the effect of a two-to-one reverse stock split.

Annual Report

We have enclosed a copy of our 2011 Annual Report on Form 10-K with this proxy statement. If you would like an additional copy, we will send you one without charge. Please call 805-566-5139 or write to request a copy:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attn: Investor Relations

The Annual Report on Form 10-K and this proxy statement are available in the Investor Relations section of the QAD Internet site at www.qad.com. The SEC also maintains an Internet site at http://www.sec.gov that contains all SEC filings made by QAD.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At our Annual Meeting, stockholders will elect six directors to hold office until our next Annual Meeting of Stockholders. The directors shall serve until their successors have been duly elected and qualified or until any such director's earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware that any of the nominees will be unable or unwilling to serve as director.

Directors

The following incumbent directors are being nominated for re-election to the Board: Karl F. Lopker, Pamela M. Lopker, Scott J. Adelson, Thomas J. O'Malia, Lee D. Roberts and Peter R. van Cuylenburg. Please see "Information Concerning the Nominees for Election" beginning on page 6 of this proxy statement for information concerning each of our incumbent directors standing for re-election.  Terence R. Cunningham, an incumbent director, has chosen not to stand for re-election to the Board of Directors citing increased demands on his schedule.  Mr. Cunningham has served QAD as a member of the Board since November 2007.

Required Vote

Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total. If you do not vote for a particular nominee or indicate that you "WITHHOLD AUTHORITY" to vote for a particular nominee, your withholding will have no effect on the election of directors.

The Board of Directors recommends a vote FOR the election of the nominated directors

Other Business

The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ELECTION OF DIRECTORS

Nominees for Director

There are six nominees for election to the Board of Directors at the Annual Meeting. Valid proxies received will be voted, unless contrary instructions are given, to elect the nominees named in the following table. Should any nominee decline or be unable to accept the nomination to serve as director, an event that we do not currently anticipate, your proxy will have the right, in his or her discretion, to vote for a substitute nominee designated by the Board of Directors, to the extent consistent with the QAD Certificate of Incorporation and its Bylaws. If elected, the nominees will hold office for one-year terms and until their successors are elected and qualified.

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. Four of the six director nominees are independent and two are members of management.

The Board believes that each director nominee possesses the qualities and experience required for membership on the Board. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement other Board members. The nominees for election to the Board, together with biographical information furnished by each of them, are set forth below. Other than Karl F. Lopker and Pamela M. Lopker, who are married to each other, there are no family relationships among executive officers and directors of the Company. All nominees have been directors since last year's Annual Meeting.

Nominee for Director to Hold Office Until 2012	Age	Director Since	Position with the Company	Current Standing Committees
Karl F. Lopker	59	1981	Chief Executive Officer, Director	None
Pamela M. Lopker	56	1981	President, Chairman of the Board	None
Scott J. Adelson	50	2006	Director	Compensation
Thomas J. O'Malia	67	2006	Director	Audit (Chairman), Compensation, Governance (Chairman)
Lee D. Roberts	58	2008	Director	Audit Compensation, Governance
Peter R. van Cuylenburg	63	1997	Director	Audit Compensation (Chairman) Governance

Information Concerning the Nominees for Election

Karl F. Lopker. Chief Executive Officer of QAD Inc. Mr. Lopker has served as CEO and as a director of the Company since joining QAD in 1981. Previously, he founded Deckers Outdoor Corporation in 1973 and was its President until 1981. Mr. Lopker is certified in Production and Inventory Management by the American Production and Inventory Control Society. He received a Bachelor of Science degree in Electrical Engineering from the University of California, Santa Barbara. Mr. Lopker is married to Pamela M. Lopker, Chairman of the Board and President of QAD. The Board nominated Mr. Lopker to serve as a director based on his industry expertise, knowledge of QAD's customer base, strategic counsel and extensive history with QAD. His in-depth knowledge of the Company, its industry and its customers assists the Board in overseeing management and is important to the Board's oversight of strategy and risk management. Mr. Lopker also brings strong leadership skills and complex business operational experience to the Board by virtue of his almost thirty years of experience as CEO.

 Pamela M. Lopker. Chairman of the Board and President of QAD Inc. Ms. Lopker founded QAD in 1979 and has been Chairman of the Board and President since the Company's incorporation in 1981. Prior to founding QAD, Ms. Lopker served as Senior Systems Analyst for Comtek Research from 1977 to 1979. She is certified in Production and Inventory Management by the American Production and Inventory Control Society. Ms. Lopker earned a Bachelor of Arts degree in Mathematics from the University of California, Santa Barbara. She is married to Karl F. Lopker, Chief Executive Officer of QAD. The Board nominated Ms. Lopker to serve as a director because she is the founder and visionary for the Company, with thirty-five years of enterprise software company experience, extensive software industry expertise and a deep understanding of the Company's products, customers, industry and global operational issues. Her history with, and knowledge of, QAD combined with her unique skills is important to the Board's oversight of long-term strategy and provides the Board with a deep understanding of the Company's business and operations.

Scott J. Adelson has been a director of the Company since April 2006. He has been Senior Managing Director and Global Co-Head of Corporate Finance for Houlihan Lokey since 1999 and has been with Houlihan Lokey since 1987. Mr. Adelson has written and commentated extensively on a number of corporate finance and securities valuation subjects for various business publications. He has served on the board of directors of MPA (Motorcar Parts and Accessories) since April 2008. Mr. Adelson is also an active board member of various middle-market businesses as well as prominent non-profit organizations, such as the Lloyd Greif Center for Entrepreneurial Studies and the Board of Leaders at the University of Southern California, Marshall School of Business. The Board nominated Mr. Adelson to serve as a director because of his experience in advising hundreds of companies on a diverse and in-depth variety of corporate finance issues, including mergers and acquisitions and capital structure, which, combined with his experience on the boards of directors of other companies, provides insight to the Board on strategic and financial issues.

Thomas J. O'Malia has been a director of the Company since August 2006 and currently serves as Chairman of the Audit Committee and the Governance Committee. He has been Program Director of the Lloyd Greif Center for Entrepreneurship Studies at the University of Southern California, Marshall School of Business since 1995. Prior to serving as Program Director, Mr. O'Malia served on the faculty from 1981 to 1991 and again from 1995 to the present. In 1985, Mr. O'Malia founded and was Chief Executive Officer of ShopTrac Data Collections Systems, Inc., a software provider that supports manufacturers in improving labor productivity and operational efficiency on the shop floor. ShopTrac was sold to Kronos in 1994. Mr. O'Malia wrote and hosted the award winning distance-learning program "Introduction to Entrepreneurship: Building the Dream," which is nationally televised on PBS University. He is a frequent corporate lecturer and has written or co-authored several books including "The Entrepreneurial Journey" and the "Banker's Guide to Financial Statements." In 2007, Mr. O'Malia was named one of the top 12 entrepreneurship professors in the country by Fortune magazine. The Board nominated Mr. O'Malia to serve as a director because of his strong financial background, including a previous position as a commercial banker, that is important to the understanding and oversight of our financial reporting, risk management and finance matters. Mr. O'Malia also brings broad experience with enterprise systems and prior experience as the head of the audit committee and, later, as Chairman of the Board, for Insurance Auto Auctions (NASDAQ listed) that is important to the Board's consideration of strategic matters and corporate governance practices.

Lee D. Roberts has been a director of the Company since January 2008. Since October 2008, Mr. Roberts has been President and CEO of BlueWater Management Consulting. Prior to that, Mr. Roberts was Vice President and General Manager, Content Management at IBM from October 2006 to September 2008 and Chairman and CEO of FileNet Corporation prior to its acquisition by IBM in 2006. Mr. Roberts joined FileNet in 1997 as President and Chief Operating Officer, was appointed Chief Executive Officer of the company in 1998 and added the title of Chairman in 2002. Since October 2009, Mr. Roberts has served on the board of directors of Info Group USA where he is a member of the mergers and acquisitions, strategy and compensation committees.  Mr. Roberts has served on the compensation committee of the board of directors of Embarcadero Technology since 2009, the audit and the compensation committees of the board of directors of Noetix Corporation since 2001, and the audit and compensation committees of the board of directors of Integrien Corporation since 2010. The Board nominated Mr. Roberts to serve as a director because of his extensive executive management experience which enables him to provide strategic counsel important to the Board in its oversight of management. Also, Mr. Robert's financial expertise brings an understanding of strategy, finance, and mergers and acquisitions that is an important aspect of the makeup of our Board of Directors.

Peter R. van Cuylenburg has been a director of the Company since November 1997 and currently serves as Lead Director and Chairman of the Compensation Committee. From the beginning of 2000 until the present time, Dr. van Cuylenburg has practiced as an independent advisor to several high-technology companies, involving a variety of concurrent Board memberships listed below and a part-time role as a General Partner in a venture capital fund. He is presently a Director of Verimatrix, Inc. a privately-held company (since June 2006) and a General Partner in Crescendo Ventures (since December 2004). Previously Dr. van Cuylenburg was President and Chief Operating Officer of InterTrust Technologies Corporation from October 1999 to December 1999 and advisor to its Chairman from December 1999 to December 2000. Dr. van Cuylenburg served as President of Quantum Corporation's DLTtape and Storage Systems Group (DSS) from September 1996 to October 1999. Past board memberships include: ARC International plc (LSE:ARK), Transitive Technologies Ltd., JNI Inc (JNIC), Peregrine Systems Inc. (PRGNQ), ClearSpeed Technologies Group plc, SealedMedia Ltd., Anadigm Ltd., Elixent Ltd., Mitel Corporation (MLT), Dynatech Corporation, NeXT Computer, Inc., and Cable and Wireless plc. Dr. van Cuylenburg's career includes executive posts at Xerox Corporation, NeXT Computer, Inc., Cable and Wireless plc., and Texas Instruments. The Board nominated Dr. van Cuylenburg to serve as a director of the Company because of his experience over the past 25 years as a Chairman, CEO, President and EVP of various high technology companies. His leadership skills, experience with strategic, operational and financial issues, and service on the boards of a variety of public companies, including various audit, compensation and governance committees, is important to the Board's oversight of strategy, risk management, compensation and corporate governance practices.

EXECUTIVE OFFICERS

Set forth below is certain biographical information concerning our executive officers, except for biographical information regarding Karl F. Lopker and Pamela M. Lopker which is provided above under the heading "Information Concerning the Nominees for Election."

Daniel Lender was first appointed Executive Vice President and Chief Financial Officer in July 2003. Previously, he served as QAD's Vice President of Global Sales Operations and Vice President of Latin America. Mr. Lender joined QAD in 1998 as Treasurer following a nine-year tenure with the former Republic National Bank of New York, last serving as Vice President and Treasurer of the Bank's Delaware subsidiary. He earned a master of business administration degree from the Wharton School of the University of Pennsylvania and a bachelor of science degree in applied economics and business management from Cornell University.

Gordon Fleming has served as Executive Vice President and Chief Marketing Officer since December 2006. Previously, he served in a number of roles including Vice President of Vertical Marketing and Managing Director of QAD Australia Pty. Ltd. Mr. Fleming joined QAD as a Sales Manager in July 1995, working in the Australian subsidiary. Mr. Fleming began his career as a telecommunications engineer working in both the United Kingdom and Nigeria. Later Mr. Fleming moved into corporate finance holding sales and marketing roles with Barclays plc and Schroders plc. Mr. Fleming is a Member of the Institute of Electrical and Electronic Engineers (IEEE) and studied at Worthing College of Technology, UK.

Kara L. Bellamy has served as Senior Vice President, Corporate Controller and Chief Accounting Officer since January 2008. Previously, she served as QAD's Corporate Controller beginning December 2006. She joined QAD as Assistant Corporate Controller in July 2004 after working for Somera Communications, Inc. as its Corporate Controller from 2002 through 2004. Ms. Bellamy worked at the public accounting firm of Ernst & Young from 1997 to 2002. She is a Certified Public Accountant and received a bachelor of arts degree in business economics with an accounting emphasis from the University of California, Santa Barbara.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors

Our Board of Directors currently has seven members elected at the 2010 Annual Meeting and no vacancies. All directors are elected annually for a term of one year that expires at the subsequent Annual Meeting.

Director Independence

Five current directors, Mr. Adelson, Mr. Cunningham, Mr. O'Malia, Mr. Roberts and Dr. van Cuylenburg, are non-management directors and are each "independent" directors as defined under Rule 5605 of the NASDAQ Stock Market listing standards. Mr. O'Malia, Mr. Roberts and Dr. van Cuylenburg have each been designated by the Board of Directors as Audit Committee "financial experts." Dr. van Cuylenburg has been elected by the independent directors as Lead Director. Two directors are management directors, including Mr. Lopker, CEO, and Ms. Lopker, President and Chairman of the Board.

If stockholders or other interested parties wish to communicate with the full Board, the independent directors as a group or any individual director, they may write to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary or email to directors@qad.com. Further information on how to contact our Board is available through our investor relations Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Board Leadership Structure

The Board believes that Mr. Lopker and Ms. Lopker are best suited to serve as the Company's CEO and President/Chairman of the Board, respectively, because of their extensive knowledge of the Company's business, industry and customers, and are thus most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board believes that having Mr. Lopker and Ms. Lopker in the roles of CEO and President/Chairman respectively, promotes strategy development and execution and fosters greater communication between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that having Mr. Lopker and Ms. Lopker in the roles of CEO and President/Chairman, respectively, together with a lead director having the duties described below, is in the best interest of the Company's stockholders because this arrangement provides the appropriate balance between strategy development and oversight of management.

Lead Director

Dr. van Cuylenburg serves as the independent lead director for all meetings of the non-management directors held in executive session. He was elected lead director in April 2008. The role of the independent lead director is, among other things, to establish agendas for such executive sessions in consultation with the other directors; to serve as a liaison between the independent directors and the Chairman and the CEO in matters relating to the Board as a whole (although all independent directors are encouraged to freely communicate with the Chairman, the CEO and other members of management at any time); to review meeting schedules to help ensure there is sufficient time for the discussion of all agenda items; to call meetings of the independent directors as appropriate; and to be available, as appropriate, for consultation and direct communications with stockholders.

Executive Sessions

The independent directors of the Board are scheduled to meet in executive session, without the Chairman or the CEO present, at every regularly scheduled Board meeting and at additional times as appropriate. They met in executive session on four occasions during fiscal year 2011.

Board of Directors Meetings

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our President, CEO and other officers and members of management, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees. During fiscal year 2011, the Board of Directors held four regularly scheduled meetings and one special meeting. All current directors attended at least 75% of the meetings of the Board of Directors and of the standing committees of which each director was a member during fiscal year 2011. It is the Company's policy that all members of the Board should attend the Company's Annual Meeting of Stockholders unless extraordinary circumstances prevent a director's attendance. All directors were in attendance at the 2010 Annual Meeting.

Standing Committee Meetings

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be possible at full Board meetings. Each committee reviews the results of its meetings with the full Board. There are currently three standing committees: Audit, Compensation and Governance.

Standing Committee Membership(1) (* Indicates Chair)

Audit Committee	Compensation Committee	Governance Committee
Thomas J. O’Malia*	Peter R. van Cuylenburg*	Thomas J. O'Malia*
Lee D. Roberts	Scott J. Adelson	Lee D. Roberts
Peter R. van Cuylenburg	Thomas J. O'Malia	Peter R. van Cuylenburg
Lee D. Roberts

(1)           Terence R. Cunningham served on the Audit, Compensation and Governance Committees until January 31, 2011.

The functions performed by these committees are summarized below. The complete text of the charters for these committees can be found on our Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Audit Committee

The Audit Committee assists the Board in its oversight of management's fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the registered public accounting firm to serve as the Company's independent auditor and oversees the activities of the Company's internal audit function and compliance function. The current Audit Committee members are Mr. O'Malia, Mr. Roberts and Dr. van Cuylenburg.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on the financial statements and internal control over financial reporting of the Company. The Audit Committee relies on the expertise and knowledge of management, the internal auditors and the independent auditor in carrying out its oversight responsibilities. The Audit Committee's specific responsibilities are delineated in the Audit Committee Charter. The Audit Committee met five times during fiscal year 2011, including meetings to review and discuss each quarterly earnings release prior to its announcement.

Audit Committee Independence and Financial Literacy

All members of the Audit Committee are independent directors. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee, qualifies as an "audit committee financial expert" as that term is defined in the requirements of the Sarbanes-Oxley Act and meets the independence and financial literacy requirements of the NASDAQ Stock Market.

Compensation Committee

The current Compensation Committee members are Dr. van Cuylenburg, Mr. Adelson, Mr. O'Malia and Mr. Roberts, each of whom is "independent" as the term is defined in Rule 5605 of the NASDAQ Stock Market listing standards.

The primary responsibilities of the Compensation Committee are to:

●	establish and review the general compensation policies applicable to all employees, including the executive officers;

●	review and approve the level of compensation for the executive officers;

●	review and advise the Board concerning the performance of the executive officers;

●
review and advise the Board concerning compensation practices and trends in order to assess the adequacy and competitiveness of the executive compensation programs among comparable companies in the Company's industry;

●	ensure that senior executive incentive plans are administered in a manner consistent with the Company's compensation strategy;

●	administer the stock compensation programs; and

●	review and recommend employment agreements for management and severance arrangements for senior executive officers.

The Compensation Committee's role includes producing the report on executive compensation. The specific responsibilities and functions of the Compensation Committee are delineated in the Compensation Committee Charter. The Compensation Committee met four times during fiscal year 2011.

Compensation Committee Interlocks and Insider Participation

None of QAD's executive officers currently serves as a director or member of the compensation committee, or of any other committee of any board of directors, of any other entity.

Governance Committee

The members of the Governance Committee are Mr. O'Malia, Mr. Roberts and Dr. van Cuylenburg. The Governance Committee is responsible for the administration of the Company's Code of Business Conduct, continuing Board education, annual evaluations of the Board and its committees, and the annual review of the Company's compliance with NASDAQ governance standards of the NASDAQ Stock Market. QAD's Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of QAD's key business strategies, people development programs emphasizing "pay for performance" and the highest business standards. QAD's Board has been at the center of these key strategies, helping to design and implement them and seeing that they guide the Company's operations.  The specific responsibilities of the Governance Committee are described in the Governance Committee Charter.  The Governance Committee met once during fiscal year 2011.

Nominating Procedures

The Board does not have a formal nominating committee. QAD is a "controlled company" as such term is used in the NASDAQ Stock Market rules and, accordingly, is exempted from certain regulations pertaining to the director nomination process. Please see "Exemptions for a Controlled Company Election" on page 4 of this proxy statement. The Board has determined that director nominees be recommended for the Board's selection by a designated committee of one or more directors. These directors do not operate under a charter, but meet as appropriate to recommend nominees to the Board for service on the Company's Board of Directors and to recommend to the Board such persons to fill any vacancy that may arise between Annual Meetings of the Stockholders. The directors nominated for election identified in this proxy statement were nominated unanimously by the full Board.

When evaluating potential director nominees, the committee designated by the Board considers the listing requirements of the NASDAQ Stock Market as well as a potential nominee's personal and professional integrity, experience in corporate management, time available for service, experience in the Company's industry, global business and social perspective, experience as a board member of another publicly-held company, ability to make independent analytical inquiries and practical business judgment. The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business. After potential nominees are evaluated, the committee designated by the Board makes recommendations regarding nominations to the Board. The committee may retain, at the Company's expense, any independent search firm, experts or advisors that it believes are appropriate in connection with the nomination process.

The policy of the Board is to have the Board consider properly submitted stockholder recommendations for candidates for membership to the Board. In evaluating nominees recommended by stockholders, the Board will utilize the same criteria used for nominees initially proposed by the Board members. To recommend directors for election to the Board, recommendations must be submitted in writing to the address set forth below.

In addition, if a stockholder wishes to nominate directors for election to the Board at next year's Annual Meeting, nominations must comply with Section 2.7 of our bylaws and must also be submitted in writing to the following address:

QAD Inc.
100 Innovation Place
Santa Barbara, CA 93108
Attention: Corporate Secretary

Charters for Board Committees

Each of the Audit Committee, the Compensation Committee and the Governance Committee has a committee charter developed under the leadership of its committee chair. The committee charters describe the purpose, responsibilities, structure and operations of each committee. The Charter of the Audit Committee reflects the increased authority and responsibilities of the committee under the corporate governance rules of the SEC. Copies of the committee charters are available on the Company's Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the Company's risks. The Board regularly reviews the Company's operations and the associated risks.

●
The Audit Committee is responsible for overseeing general risk management. It periodically reports to the Board regarding briefings provided by management as well as the Audit Committee's own analysis and conclusions regarding the adequacy of the Company's risk management processes, including adequacy of the system of internal controls.

●
The Compensation Committee is responsible for overseeing the management of risks arising from the Company's compensation policies and practices. The Compensation Committee has determined that compensation policies and practices for the Company's employees are not reasonably likely to have a material adverse effect on the Company.

Both committees rely on management to be responsible for day-to-day risk management, including the monitoring of material risks facing the Company, such as strategic risks, operational risks, financial risks and legal and compliance risks. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations. The Board also works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company.

Code of Business Conduct and Code of Ethics

The Board sponsors the Company's "Code of Business Conduct," (the "Code of Business Conduct"), first issued in 1998, which promotes the highest ethical standards in all of the Company's business dealings. The Code of Business Conduct applies to the Company's directors and employees, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. The Board has also adopted a "Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc." (the "Code of Ethics") in order to satisfy the SEC's requirements for a code of ethics for senior financial officers. The Code of Business Conduct and the Code of Ethics are available on the Company's Internet site at www.qad.com, under "Investor Relations — Corporate Governance."

Availability of Corporate Governance Information

For additional information on our corporate governance, including Board committee charters, our corporate governance guidelines and our Code of Business Conduct and Code of Ethics, visit our investor relations Internet site at www.qad.com, under "Investor Relations — Corporate Governance." Each of these documents is also available in print, free of charge, to any stockholder who requests it by writing to QAD Inc., 100 Innovation Place, Santa Barbara CA 93108, Attention: Investor Relations or email to investor@qad.com.

DIRECTOR COMPENSATION

Director Compensation Overview

Our directors play a critical role in guiding QAD's strategic direction and overseeing the management of the Company. We seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities as directors of the Company. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors' continued performance by paying compensation commensurate with our directors' workload. While our employee directors are not separately compensated for being on the Board, our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Annual cash retainers and equity grants to the non-employee directors are intended to correlate with the responsibilities of each such director.

Non-Employee Director Cash Retainer and Meeting Fees

For fiscal year 2011, each of our non-employee directors received the applicable retainers and fees set forth below for serving as a chair or a member of one or more of the standing committees of the Board.

Standing Committee Fees
$

Annual Board Member Retainer	40,000
Lead Director Supplemental Retainer	10,000
Annual Committee Member Retainer:
Audit Committee	10,000
Compensation Committee	5,000
Governance Committee	—
Annual Committee Chair Retainer:
Audit Committee	15,000
Compensation Committee	10,000
Governance Committee	—
Fee per Board Meeting (in excess of 8 per fiscal year)	1,500
Fee per Committee Meeting:
Audit Committee (in excess of 8 per fiscal year)	1,500
Compensation Committee (in excess of 8 per fiscal year)	1,500
Governance Committee (when not held concurrently with another Board or Committee meeting)	1,500

The Board of Directors has determined that no additional compensation is due for attendance at meetings of the Governance Committee provided each meeting is held the same day as a meeting of the Board or a meeting of another committee of the Board. From time to time, the Board forms special ad hoc committees to perform various functions on behalf of the Board. At times, fees may be paid for services on such committees. For fiscal year 2011, additional fees earned by non-employee directors relating to special ad hoc committee services ranged from $12,000 to $15,000 per director.  Directors are also reimbursed for direct expenses relating to their activities as members of the Board of Directors.

Non-Employee Director Equity Compensation

The Board of Directors has approved an equity compensation plan for the non-employee Board members that provides for the following additional equity compensation:

●
For each existing Board member, an annual grant of 4,000 restricted stock units ("RSUs") of Class A common stock subject to annual vesting in equal amounts over a period of four years with a grant date of the date of the Annual Meeting of Stockholders; and

●	For each new Board member, a one-time grant of 6,000 RSUs of Class A common stock subject to annual vesting in equal amounts over a period of four years.

The table below sets forth information concerning the compensation of our non-employee Board members for fiscal year 2011.

Non-Employee Director Compensation for Fiscal Year 2011

	Fees Earned or Paid in Cash	Stock Awards	Option/ SAR Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name	($)	($)(1)	($)	($)	($)	($)	($)
Scott J. Adelson	53,500	37,000	—	—	—	—	90,500
Terence R. Cunningham	70,000	37,000	—	—	—	—	107,000
Thomas J. O'Malia	73,500	37,000	—	—	—	—	110,500
Lee D. Roberts	67,000	37,000	—	—	—	—	104,000
Peter R. van Cuylenburg	82,000	37,000	—	—	—	—	119,000

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted during fiscal year 2011 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 9, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2011. These amounts do not correspond to the actual value that will be realized upon the vesting of the stock awards, or the sale of the common stock underlying such awards.

Non-Employee Director Outstanding Equity Awards at 2011 Fiscal Year-End

The following table contains information concerning outstanding options, stock appreciation rights ("SARs") and RSUs for each of the non-employee directors as of January 31, 2011.

	Option/SAR Awards			Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Awards That Have Vested (1)	Number of Securities Underlying Unexercised Awards That Have Not Vested	Grant Date Fair Value Per Unit (2) ($)	Number of Shares or Units of Stock That Have not Vested (3)	Grant Date Fair Value Per Unit (2) ($)
Scott J. Adelson	15,000	—	8.19	1,000	15.76
				2,000	13.87
				3,000	5.80
				4,000	9.25
Terence R. Cunningham	—	—	—	1,500	17.05
				1,168	13.85
				3,000	5.80
				4,000	9.25
Thomas J. O'Malia	15,000	—	7.77	1,000	15.76
				2,000	13.87
				3,000	5.80
				4,000	9.25
Lee D. Roberts	—	—	—	1,500	17.20
				834	13.85
				3,000	5.80
				4,000	9.25
Peter R. van Cuylenburg	7,500	—	7.51	1,000	15.76
	7,500	—	12.00	2,000	13.87
	7,500	—	13.46	3,000	5.80
	7,500	—	9.63	4,000	9.25

(1)
Amounts reflect the effect of the Recapitalization.  Of Mr. Adelson’s total of 15,000 vested option awards outstanding, 12,000 are for Class A common stock and 3,000 are for Class B common stock.   Of Mr. O’Malia’s total of 15,000 vested option awards outstanding, 12,000 are for Class A common stock and 3,000 are for Class B common stock.  Of Dr. van Cuylenburg’s total of 30,000 vested option awards outstanding, 24,000 are for Class A common stock and 6,000 are for Class B common stock.

(2)
Amounts reflect the effect of the Recapitalization.  The amounts in this column represent the grant date fair value per unit of equity awards as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 9, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2011. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, the exercise of stock options or SARs, or the sale of the common stock underlying such awards.

(3)
Amounts reflect the effect of the Recapitalization.  Of Mr. Adelson’s total of 10,000 RSU awards that have not vested, 8,000 are for Class A common stock and 2,000 are for Class B common stock.   Of Mr. Cunningham’s total of 9,668 RSU awards that have not vested, 7,734 are for Class A common stock and 1,934 are for Class B common stock.  Of Mr. O’Malia’s total of 10,000 RSU awards that have not vested, 8,000 are for Class A common stock and 2,000 are for Class B common stock.  Of Mr. Roberts’ total of 9,334 RSU awards that have not vested, 7,467 are for Class A common stock and 1,867 are for Class B common stock.  Of Dr. van Cuylenburg’s total of 10,000 RSU awards that have not vested, 8,000 are for Class A common stock and 2,000 are for Class B common stock.

STOCK OWNERSHIP AND EQUITY COMPENSATION PLAN INFORMATION

Stock Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table shows the number of shares of QAD common stock beneficially owned on April 18, 2011 by each executive named in the Summary Compensation Table on page 24 and each non-employee director. The table also shows any person known to the Company to be the beneficial owner of more than five percent of the Company's common stock as of March 31, 2011. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, SARs, RSUs, warrants and other rights held by that person that are currently exercisable or become exercisable within 60 days following April 18, 2011, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the beneficial owner's name.

Ms. Lopker and Mr. Lopker hold the following: 6,913,625 Class A and 1,730,307 Class B shares held jointly in the Lopker Living Trust, 311,395 Class A and 77,833 Class B shares held in trust for their children, 5,019 Class A and 1,247 Class B shares held in the Lopker Family 1997 Charitable Remainder Trust of which Ms. Lopker and Mr. Lopker act as joint trustees, and 126,124 Class A and 19,828 Class B shares (to which Ms. Lopker and Mr. Lopker disclaim beneficial ownership) held by the Lopker Family Foundation. Ms. Lopker and Mr. Lopker are members of the Board of Directors of the Lopker Family Foundation and officers of the aforementioned Charitable Trust. Ms. Lopker holds 4,140 Class A and 1,028 Class B shares in an IRA account. Mr. Lopker holds 54,544 Class A and 13,549 Class B shares in his name only and Ms. Lopker holds 50,262 Class A and 12,485 Class B shares in her name only. The business address for Ms. Lopker and Mr. Lopker is: c/o QAD Inc., 100 Innovation Place, Santa Barbara, California, 93108.

The holdings for Roumell Asset Management, LLC ("RAM") and James Roumell (with RAM, “Roumell”) are based on a Form 13G/A filed with the SEC on March 24, 2011 showing shares owned as of December 31, 2010. The address for Roumell is 2 Wisconsin Circle, Suite 660, Chevy Chase, Maryland 20815.

	Class A				Class B
Beneficial Owner	Shares Owned		Options/SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding	Shares Owned		Options/SARs/ RSUs Vested or Vesting Within 60 Days	Percentage of Outstanding
Pamela M. and Karl F. Lopker	7,465,109		460,000	59.78%	1,856,277		115,000	59.75%
Scott J. Adelson	5,122		14,400	0.15%	1,271		3,600	0.15%
Terence R. Cunningham	2,508		1,600	0.03%	623		400	0.03%
Thomas J. O'Malia	6,163		14,400	0.16%	1,531		3,600	0.16%
Lee D. Roberts	5,167		1,600	0.05%	1,285		400	0.05%
Peter R. van Cuylenburg	134		26,400	0.21%	21		6,600	0.21%
Daniel Lender	29,836		12,693	0.33%	7,412		3,174	0.33%
Gordon Fleming	4,630		12,987	0.14%	1,150		3,248	0.14%
Kara L. Bellamy	1,968		8,089	0.08%	490		2,023	0.08%
All Executive Officers and Directors as a Group	7,520,637		552,169	60.48%	1,870,060		138,045	60.44%
The Roumell Asset Management Group	781,353	(1)	—	6.11%	195,185	(1)	—	6.13%

(1)
Includes 775,593 Class A and 193,745 Class B shares held by RAM and 5,760 Class A and 1,440 Class B shares personally owned by James C. Roumell, President of RAM. Mr. Roumell holds a controlling percentage of RAM outstanding voting securities.

Equity Compensation Plan Information

Information as of January 31, 2011 regarding equity compensation plans approved and not approved by stockholders is summarized in the following table:

	(a)		(b)		(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	3,087,924	(1)	11.33	(2)	1,261,746
Equity compensation plans not approved by stockholders	—		—		—
Total	3,087,924		11.33		1,261,746

(1)
Amounts reflect the effect of the Recapitalization.  Includes 2,652,734 shares issuable upon the exercise of outstanding stock options or shares subject to SARs and 435,190 shares issuable upon vesting of outstanding RSUs.

(2)	The weighted-average exercise price does not include outstanding RSUs.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference to such filing.

         The Board of Directors has established a Compensation Committee of four independent directors to assist in the oversight and governance of compensation for the Named Executives. The Compensation Committee has the duties and powers as described in its written charter as adopted by the Board and available on the Company’s website.The members of the Compensation Committee are Peter R. van Cuylenburg, Scott J. Adelson, Thomas J. O’Malia and Lee D. Roberts.

    The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with QAD’s management as required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended January 31, 2011 filed with the SEC on April 15, 2011.

Submitted by:	Peter R. van Cuylenburg, Chairman
Scott J. Adelson
Thomas J. O'Malia
Lee D. Roberts

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

QAD’s executive compensation program applies to the following named executive officers (“Named Executives”):

Karl F. Lopker	Chief Executive Officer
Pamela M. Lopker	President
Daniel Lender	EVP & Chief Financial Officer
Gordon Fleming	EVP & Chief Marketing Officer
Kara L. Bellamy	SVP & Chief Accounting Officer

The compensation objectives for QAD’s Named Executives are to:

●	attract and retain highly talented and productive executives;

●	align the interests of the Named Executives with the interests of the stockholders;

●	provide incentives for the Named Executives to achieve strategic and financial goals; and

●	reward the Named Executives for performance that enhances stockholder value.

When making compensation decisions, the Compensation Committee considers the elements of base salary (“Base Salary”), short-term cash incentives (“Cash Bonus”) and long-term equity awards (“Equity Awards”) collectively in order to determine the total compensation for each Named Executive. Base Salary is the only fixed element and provides baseline compensation for the Named Executives.  The Compensation Committee sets compensation for the Named Executives so their individual components as well as their total compensation packages are within the market range for their individual positions and are internally consistent with the compensation packages of the other Named Executives relative to their positions in the Company.  The Compensation Committee focuses the Named Executives on achieving superior annual and long-term performance by structuring their compensation mix so that a substantial part of their potential compensation is tied to achieving positive returns for our stockholders.

●	Base Salary is established at a level that is competitive with our peer companies and reflects the role, experience and performance of each Named Executive.

●
Cash Bonus focuses the Named Executives on the Company’s annual and long-term performance by linking it to (i) his or her performance in areas subject to his or her individual responsibility, (ii) the contributions of each Named Executive in achieving the Company’s strategic plan, and (iii) the Company’s achievement of its financial goals for the year.

●	Equity Awards focus the Named Executives on the Company’s long-term stock performance by virtue of annual vesting over a four-year period.

        The Compensation Committee established fiscal year 2011 compensation targets for the Named Executives based on the Company’s annual operating plan. Individual Named Executive compensation packages took into account the following factors:

●	Assessment of financial and personal results achieved, leadership demonstrated and challenges faced during fiscal year 2011 by the Named Executive;

●	Compensation history and existing equity interest for each Named Executive;

●	Relative compensation among the Named Executives and other senior executives within the Company;

●	Estimates of costs and disruption that would be incurred to hire replacements for each Named Executive;

●	Competitive market analysis, recommendations provided by compensation consultants and peer group data; and

●	Complexity of each Named Executive’s role as compared to the standard role of a position with the same title.

Executive Compensation Philosophy

Compensation of the CEO and President

QAD is a “controlled company” by virtue of the fact that a majority interest in the stock of the Company is controlled by the two individuals currently holding the offices of President and CEO. Ms. Lopker is the President and the founder of QAD and Mr. Lopker is the CEO of QAD and the husband of Ms. Lopker. Together, they have been the leaders of QAD throughout its growth from a private company to the public multinational enterprise that QAD is today. They remain the majority stockholders and continue to provide active leadership in the strategic direction and day to day operations of the Company. The Compensation Committee has determined that due to the crossover in the roles they perform in setting the direction of the Company, determining our product strategy and interfacing with key customers, they are to be compensated equally.

Cash compensation for each of Mr. Lopker and Ms. Lopker includes a Base Salary plus a Cash Bonus incentive equal to 100% of Base Salary. For fiscal year 2011, 70% of each of their respective Cash Bonus opportunities was based on QAD financial performance, weighted by the Customer Satisfaction Multiplier as described below under “Customer Satisfaction Multiplier.”  The financial performance opportunity consisted of 40% based on actual revenue relative to planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s goals for days sales outstanding (“DSO”). 21% of the Cash Bonus payout for financial performance was made each quarter related to quarterly results and 16% was made on an annual basis related to annual performance.  The remaining 30% of their Cash Bonus opportunity was based on individual performance against the Company’s strategic plan, weighted by the Customer Satisfaction Multiplier.

Because of their majority ownership, the personal motivation of Mr. Lopker and Ms. Lopker is more focused on equity rather than cash. The Compensation Committee believes that this focus on equity is a positive factor because it more closely aligns the interests of Mr. Lopker and Ms. Lopker with the interests of other stockholders. Therefore, when determining the compensation mix for Mr. Lopker and Ms. Lopker, the Compensation Committee places greater emphasis on the equity portion of their total compensation package as compared to the other Named Executives. Equity Awards are granted in the form of RSUs and/or SARs.

  Compensation of Other Named Executives

The other Named Executives include Mr. Lender, Mr. Fleming and Ms. Bellamy. Cash compensation for these other Named Executives includes a Base Salary plus a Cash Bonus which is intended to ensure a strong connection between the Named Executive’s compensation and operating results. Mr. Lender had a Cash Bonus opportunity at target equal to 50% of Base Salary, Mr. Fleming had a Cash Bonus opportunity at target equal to 45% of Base Salary and Ms. Bellamy had a Cash Bonus opportunity at target equal to 35% of Base Salary.  For fiscal year 2011, 70% of the Cash Bonus opportunity of each of the other Named Executives was based on QAD financial performance, weighted by the Customer Satisfaction Multiplier.  The financial performance opportunity consisted of 40% based on actual revenue relative to the planned revenue (non-GAAP) for the fiscal year, 40% based on contribution margin (non-GAAP) relative to the plan for the fiscal year, and 20% based on results related to the Company’s goals for DSO. 21% of the Cash Bonus payout for financial performance was made each quarter related to quarterly results and 16% was made on an annual basis related to annual performance.

For fiscal year 2011, the remaining 30% of the Cash Bonus of each of the other Named Executives was based on their individual performance against the Company’s strategic plan within the individual Named Executive’s area of responsibility, weighted by the Customer Satisfaction Multiplier. The Cash Bonus portion related to individual performance was determined by the Compensation Committee’s exercise of discretion and may be supplemented by additional matters addressed by a Named Executive during the course of the year that were not part of the initial strategic plan.

Equity Awards are used as long-term incentives for the other Named Executives and are intended to align the interests of the other Named Executives with QAD’s strategic goals and the interests of stockholders. Equity Awards are granted in the form of RSUs and/or SARs.

Benchmarking of Compensation

To ensure the compensation of the Named Executives is market competitive, pay levels for the Named Executives are benchmarked against published survey data from AON Corporation and Equilar, Inc. and the compensation practices of the Compensation Peer Group (as defined below). A review of publicly-traded companies is conducted each year to determine appropriate companies for possible inclusion in the Compensation Peer Group.  Equilar is used to identify candidates by reviewing proxies of technology companies that compete with QAD within the software industry, have similar revenues and employ a similar employee base population.  A list of potential candidates for inclusion in the Compensation Peer Group, along with three years of each company’s financial performance, is presented to the Compensation Committee.  The Compensation Peer Group is selected from this list by including companies that compete against the Company in the market for executive talent or have characteristics that make them suitable for comparison with the Company. For fiscal year 2011, the Compensation Peer Group consisted of the following companies:

ACI Worldwide, Inc	JDA Software Group Inc.
Advent Software Inc.	Magma Design Automation Inc
Ariba Inc.	Manhattan Associates Inc.
Blackbaud Inc.	Medassets Inc.
Blackboard Inc.	Microstrategy Inc.
Borland Software Corp.	MSC Software Corp.
Commvault Systems Inc.	Quality Systems, Inc.
Concur Technologies Inc.	Rovi Corporation
Datalink Corp.	S1 Corp
Dealertrack Holdings, Inc.	SPSS Inc.
Deltek, Inc.	Ultimate Software Group Inc.
EPIQ Systems Inc.	Vignette Corp.
Interwoven Inc.

        To market check the appropriate compensation for the Named Executives, the Compensation Committee reviews points of similarity between the Company and the companies within the Compensation Peer Group based on factors such as industry segment, size when measured by market capitalization and/or revenue, or growth expectations.  For each Named Executive, each element of their compensation mix, as well as their total direct compensation, is compared against market data. The Compensation Committee reviews the survey data and the compensation practices of the Compensation Peer Group and verifies that the compensation of each of the Named Executives is reasonable compared to compensation paid for similar positions in the Compensation Peer Group.  To ensure the overall reasonableness for each of the Named Executives, the Compensation Committee also compares the compensation of each of the Named Executives with data from other senior executives within the Company in order to maintain internal equity with respect to cash and equity compensation packages in effect for all senior executives.

Elements of the Executive Compensation Program

The compensation packages provided to each of the Named Executives for fiscal year 2011 consisted of three major elements: (1) Base Salary, (2) Cash Bonus and (3) Equity Awards. The Named Executives also participated in QAD’s benefits program and certain Named Executives have change in control and termination benefits commensurate with market practices.

Base Salary

        QAD strives to be market competitive and to set Base Salary at a level that is appropriate for each Named Executive’s role. Merit, experience, skills and level of performance are all considered when setting Base Salary. The Chief People Officer and the CEO evaluate the Base Salary for Mr. Lender, Mr. Fleming and Ms. Bellamy, based on an internal assessment of the scope and responsibility of his or her position. The chairman of the Compensation Committee, with input provided by the Chief People Officer, evaluates the Base Salary of the CEO and the President. A market check of Base Salary is performed by reviewing similar roles identified in a combination of Compensation Peer Group data and market surveys. The Compensation Committee is then presented with the results of the evaluations and sets each Named Executive’s Base Salary for the year at a level which the Compensation Committee believes is market competitive for his or her position. In general, a Named Executive with less experience in a position is paid at a lower level compared to the market than a Named Executive who has been in a role for many years and has highly developed skills and performance history.

Cash Bonus

    The Cash Bonus is an “at risk” variable component of the compensation mix for each Named Executive and is designed to encourage the Named Executives to contribute to meeting the Company’s financial targets and perform at a high level in their individual areas of responsibility. The Chief People Officer and the CEO evaluate the Cash Bonus amount as a percentage of Base Salary for Mr. Lender, Mr. Fleming and Ms. Bellamy, based on internal assessment of the scope and responsibility of each of their positions. The chairman of the Compensation Committee, with input provided by the Chief People Officer, performs a similar analysis for Mr. Lopker and Ms. Lopker. The market competitiveness of the Cash Bonus for each Named Executive is compared to similar roles identified in a combination of Compensation Peer Group data and market surveys. The Compensation Committee then sets each Named Executive’s Cash Bonus target for the year based on the evaluation presented. In general, the Cash Bonus component of a Named Executive with less experience in a position is a lower dollar target than that of a Named Executive who has been in a role for many years and has highly developed skills and performance history. The Cash Bonus opportunity is weighted in favor of the achievement of QAD’s financial targets over individual performance in order to focus the Named Executives on achieving the Company’s financial targets, which the Company believes are aligned with providing shareholder value.   For fiscal year 2011, 70% of each Named Executive’s Cash Bonus opportunity was based on achievement of Company financial goals, while the other 30% was based on individual performance. The portions of the Cash Bonus achieved by measurement of financial goals and by individual performance were each multiplied by the Customer Satisfaction Multiplier.

Customer Satisfaction Multiplier

    The Cash Bonus computation for Named Executives, as well as all other employees except certain sales and services personnel, includes a component that focuses our employees on customer service by adjusting the Cash Bonus for the degree of customer satisfaction with QAD.  This component, called the Customer Satisfaction Multiplier, is applied to both the portion of the Cash Bonus that is based on QAD’s financial goals and the portion based on individual performance.  Historically, we have conducted a customer satisfaction survey twice per year with half of the customer contacts surveyed in each round.  This survey encompasses a number of questions across the Company’s business departments and we take the average of the customer scores for a final determination of the Customer Satisfaction Multiplier. A baseline performance was established using fiscal year 2009 customer survey results.  For fiscal year 2011, 100% achievement could be achieved by performing within an acceptable range above or below this 2009 baseline.  Achievement below the bottom of the range would result in the Customer Satisfaction Multiplier being 80%.  Achievement above the top of the range would result in the Customer Satisfaction Multiplier being 120%. The customer surveys conducted during fiscal year 2011 resulted in the Company achieving a score within the range of the fiscal year 2009 baseline for the first half of the year and, as a result, the Customer Satisfaction Multiplier was 100% for this period.  During the second half of fiscal year 2011, customer surveys resulted in the Company scoring above the range, so the Customer Satisfaction Multiplier was 120% for this period.  The Customer Satisfaction Multiplier was 110% for fiscal year 2011 as a whole.

Cash Bonus Results

        Cash Bonus payments for achieving the Company’s financial goals are based on quarterly and annual non-GAAP targets set in the operating plan for (i) revenue performance (the “Revenue Component” which is 40% of the target payment), (ii) contribution margin (the “Contribution Component” which is 40% of the target payment) and (iii) DSO targets (the “DSO Component” which is 20% of the target payment).  We believed these goals were aggressive, but achievable. As an example, in fiscal year 2011, the Company achieved approximately 84% of the combined financial goals of the Cash Bonus. After application of the Customer Satisfaction Multiplier, each Named Executive earned approximately 95% of their Cash Bonus opportunity that was based on achievement of Company financial goals.

Revenue Component

●	The fiscal year 2011 quarterly and annual revenue target was established at approximately 10% growth over fiscal year 2010 revenue, measured on a non-GAAP basis.
●	90% of the target must be achieved to reach a minimum payout of 50% of the revenue component of the Cash Bonus.
●	If 100% of the target is achieved, payout is 100%.
●	The maximum payout of 300% is made if achievement is 130% of target.

Contribution Component

●	The fiscal year 2011 quarterly and annual contribution target was 10% of revenue, measured on a non-GAAP basis.
●	60% of the target must be achieved to reach a minimum payout of 50% of the contribution component of the Cash Bonus.
●	If 100% of the target is achieved, payout is 100%.
●	The maximum payout of 300% is made if achievement is 160% of target.

DSO Component

●	The fiscal year 2011 quarterly DSO target was 70 days for Q1, 65 days for Q2 and Q3, and 60 days for Q4, with no annual component.
●	If achievement in number of days is no greater than 130% of target, a minimum payment of 50% is made.
●	If 100% of the target is achieved, payout is 100% of the DSO component of the Cash Bonus.
●	The maximum payout of 300% is made if achievement in number of days is 65% of target or less.

In all cases, payouts are prorated for performance between the minimum and the target and between the target and the maximum.

The major differences between non-GAAP revenue and GAAP revenue are that:

●	Non-GAAP revenue does not include travel rebill.

●	Non-GAAP revenue includes certain revenue recognition timing differences from GAAP revenue.

●	Non-GAAP revenue is decreased by fees paid to agents and support partners, whereas in the GAAP financial statements these amounts are included as expenses.

The major differences between non-GAAP contribution and GAAP operating income are that:

●	Non-GAAP contribution does not include expenses related to Equity Awards.

●	Non-GAAP contribution includes certain timing differences from GAAP operating income

●	Non-GAAP contribution does not include certain amortizations, such as for acquired software and other intangibles from acquisitions.

For fiscal year 2011, the achievement of the Company financial goals and Customer Satisfaction Multiplier was approximately:

●	Revenue Component – 54%
●	Contribution Component – 94%
●	DSO Component – 123%
●	Overall Achievement of Financial Goals - 84%
●	Customer Satisfaction Multiplier – 110%
●	Total Financial Bonus – 95%

The Compensation Committee approved Cash Bonus payments for achievement of Company financial goals as follows:

Name	Target Amount Payable Under Plan ($)	Amount Based on Achievement of Financial Goals ($)	Additional Amount Payable due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	210,000	175,995	23,928	199,923
Pamela M. Lopker	210,000	175,995	23,928	199,923
Daniel Lender	140,000	117,330	15,952	133,282
Gordon Fleming	80,500	67,465	9,173	76,637
Kara Bellamy	50,225	42,092	5,723	47,815

 Cash Bonus payments for achievement of individual performance goals are generally based on the contribution of each Named Executive to the priorities set out in QAD’s strategic plan.  After fiscal year earnings are released, Named Executives are evaluated on their accomplishments for the year based on strategic goals for their individual areas of responsibility as well as material accomplishments achieved during the year that were not identified at the time strategic goals were set.  This evaluation is a subjective assessment of their accomplishments for the year in the areas for which they are responsible.

Mr. Lopker’s and Ms. Lopker’s individual goals related to deepening customer engagement, transforming services delivery, growing On Demand revenue and establishing plans to develop employees. Mr. Lopker and Ms. Lopker shared individual goals and were jointly assessed on achievement against these goals. The Compensation Committee reviewed the accomplishments of Mr. Lopker and Ms. Lopker and approved paying each of them 85% of their Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 110%.

         Mr. Lender’s individual goals related to improving financial processes and streamlining financial operations to maintain strong expense control, adjusting financial and business operations to accommodate changes in the Company’s business focus and overseeing the Recapitalization process. Mr. Lopker conducted a review of Mr. Lender’s accomplishments and recommended a payment of 110% of his Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 110%, which was approved by the Compensation Committee.

         Mr. Fleming’s individual goals related to leading and improving Company marketing and public relations efforts, leading vertical marketing field-related activities, revising sales tools and supporting QAD customer and sales events.  Mr. Lopker conducted a review of Mr. Fleming’s accomplishments and recommended a payment of 95% of his Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 110%, which was approved by the Compensation Committee.

        Ms. Bellamy’s individual goals related to enhancing accounting functions and financial processes, planning for upcoming changes in accounting standards and business processes, and assisting with the Recapitalization process. Mr. Lender conducted a review of Ms. Bellamy’s accomplishments goals and recommended a payment of 110% of her Cash Bonus target related to individual performance, subject to the Customer Satisfaction Multiplier of 110%, which was approved by the Compensation Committee.

For fiscal year 2011, the dollar amounts approved by the Compensation Committee as Cash Bonus payments to the Named Executives for achievement of individual performance goals were as follows:

Name	Target Amount Payable Under Plan at 100% ($)	Amount Payable Based on Achievement of Individual Goals ($)	Additional Amount Payable Due to Application of Customer Satisfaction Multiplier ($)	Amount Approved by Compensation Committee ($)
Karl F. Lopker	90,000	76,500	7,650	84,150
Pamela M. Lopker	90,000	76,500	7,650	84,150
Daniel Lender	60,000	66,000	6,600	72,600
Gordon Fleming	34,500	32,775	3,278	36,053
Kara Bellamy	21,525	23,678	2,368	26,046

Discretionary Bonus

    The Compensation Committee may, on occasion, award discretionary bonuses to the Named Executives.  In fiscal year 2011, the Compensation Committee awarded discretionary bonuses to employees, including certain Named Executives, who were primarily responsible for the Recapitalization of the Company.  $70,000 was awarded to Mr. Lender and $25,000 to Ms. Bellamy in recognition of their outstanding performance supporting the Recapitalization.  The Compensation Committee made a subjective assessment of the contributions of Mr. Lender and Ms. Bellamy to the Recapitalization and did not use a formula or other objective determination of performance in establishing the bonus amounts awarded to each of them.

Equity Awards

     Equity Awards are designed to align the interests of our Named Executives with the interests of our stockholders by creating a direct link between compensation and shareholder return.  They are intended to direct the attention of the Named Executives to making strategic decisions and managing Company resources with the objective of increasing stockholder value.  We believe that Equity Awards also further our retention objectives by requiring Named Executives to remain with the Company over the vesting period in order to fully benefit from an Equity Award.

        The Company grants Equity Awards to the Named Executives in the form of RSUs and/or SARs with respect to QAD common stock. Though Equity Awards may be granted with respect to either Class A common stock or Class B common stock, generally Class A common stock will be used for Equity Awards. Both RSUs and SARs are commonly used in the software and technology industry and are integral components of competitive compensation packages.  We grant RSUs with a four-year vesting period and upon vesting, each RSU is converted into one share of QAD common stock. The shares awarded, which may be reduced by the number of shares equivalent in value to the required tax withholding, are then transferred to the Named Executive. SARs are granted with a four-year vesting period and an eight-year life at fair market value as of the date of grant. The appreciation on each vested, exercised SAR is paid, net of tax withholding, to the Named Executive in QAD common stock.  Both RSUs and SARs are issued from a Board-approved pool of shares.  The Company takes a conservative approach to the number of Equity Awards granted in order to limit potential dilution. The Company granted approximately 811,000 Equity Awards, calculated on a post-Recapitalization basis, during fiscal year 2011 for all employees, including the Named Executives and new hires.

        We believe Equity Awards create performance incentives and align the interests of Named Executives with the interests of stockholders because the value of an Equity Award increases or decreases in conjunction with the Company’s stock price, thereby focusing the Named Executives on achieving long-term Company growth and profitability. RSUs are also a retention tool that provides compensation to the Named Executives, despite the volatility of our stock price, because a given number of shares is awarded pursuant to an RSU, irrespective of the price of the underlying stock.  We are able to grant a larger number of SARs than RSUs due to lower per unit accounting charges for SARs.  Both RSUs and SARs minimize the dilutive effects of the Company’s equity award program compared to traditional stock options.  In the case of RSUs, this is accomplished by granting a smaller number of RSUs compared to stock options because the grant-date fair value of an RSU is generally greater than that of a stock option.  In the case of SARs, this is accomplished by awarding shares on the exercise of a SAR only for the appreciation from the strike price whereas a stock option results in the issuance of a whole share on exercise.

         Our goal is for each Named Executive to have a reasonable mix of RSUs and SARs as determined by the Compensation Committee.  This goal is accomplished over time based on each Named Executive’s unique situation; therefore the specific mix of RSUs and SARs may be different for each Named Executive.  When determining the number of Equity Awards to be granted to each Named Executive, the Compensation Committee analyzes factors related to each Named Executive, including:

●	total Equity Awards previously granted over the Named Executive’s term of employment;
●	the value of the proposed Equity Award;
●	the value of existing Equity Award holdings at the stock price in effect at the time of analysis and at various hypothetical price points;
●	the value of Equity Awards previously exercised or vested; and
●	the total compensation package of the Named Executive.

        For purposes of internal equity, the Company applies the same guidelines when determining grants of Equity Awards to Named Executives as are applied to grants of Equity Awards to other executives at the same level within the Company.  However, the amount of Equity Awards granted to a particular Named Executive may differ from other Named Executives and executives at the same level, because grants of Equity Awards are impacted by each Named Executive’s experience in his or her position, accomplishment of strategic goals, performance within his or her position over time, subjective assessment of individual performance and contribution to the Company, retention objectives and competitive issues. The size of an Equity Award in any one year is not directly related to a Named Executive’s performance in that year due to the nature of equity as a long-term incentive and QAD’s goal of providing Named Executives with long-term alignment with the Company’s strategic goals.

         Subsequent to the Recapitalization (as discussed on page 4), future Equity Awards to all employees, including the Named Executives, may be made with respect to either Class A or Class B common stock, or any combination thereof.  Future Equity Awards will also be adjusted to reflect that, as a result of the Recapitalization, the Company’s outstanding shares of stock were reduced by approximately half.  Guidelines for future grants of Equity Awards have been adjusted to provide for half the number of shares compared to guidelines in place prior to the Recapitalization.  Because the total equity of the Company after the Recapitalization is represented by approximately half the number of shares of stock as were outstanding prior to the Recapitalization, the value of Equity Awards recommended pursuant to the revised guidelines remains approximately the same.

Broad-Based Employee Benefits Programs

        The Named Executives are covered by the Company’s employee benefit programs that are applicable to all employees, which include health, dental, vision, disability and life insurance, healthcare and dependent care savings accounts, limited health club membership reimbursement, paid vacation time and Company contributions to a 401(k) plan.  In addition to being eligible to participate in the 401(k) plan, Mr. Fleming, who was on assignment from Australia to the U.S., received Company contributions into his Australian superannuation account as well as reimbursement of associated U.S. income taxes.  Benefits are provided to all employees in accordance with federal and state regulatory requirements and practices within the marketplace and are a necessary element of compensation in attracting, acquiring and retaining talented employees.

Change in Control Agreements and Executive Termination Policy

        The Compensation Committee believes that change in control (“CIC”) agreements that provide acceleration of Equity Awards and severance compensation protection following a change in control assist the Company in attracting and retaining qualified executives, minimize the distraction caused by a potential transaction, serve as a reward for completing a strategic transaction that is determined to be in the best interest of the Company’s stockholders and reduce the risk that key executive talent will leave the Company before such a transaction is finalized. Therefore, the Compensation Committee has adopted a policy governing the terms of CIC agreements for certain employees. Pursuant to the policy, the terms, but not the payment amounts, of CIC agreements for Named Executives are substantially the same, each providing cash severance, accelerated vesting of certain previously granted, unvested, equity-based compensation and cash payments in lieu of continuation of benefits coverage. CIC agreements are not considered as part of the annual compensation for Named Executives, and thus do not impact decisions made with respect to Base Salary, Cash Bonus and Equity Awards. CIC agreements are provided only to the most senior QAD executives and include benefit amounts based on prior outside research and comparative data used by the Company to determine that its CIC agreements are market competitive.  The Compensation Committee has approved CIC agreements with Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Fleming.  Other than increases to Mr. Lopker’s payments that are carried over from his pre-existing CIC agreement, these CIC agreements reflect current policy.  Ms. Bellamy does not have a CIC agreement.

        CIC agreements for the Named Executives provide that 50% of the previously granted, unvested, equity-based compensation for each Named Executive vests immediately upon a change in control. The remaining unvested Equity Awards vest upon the first anniversary date of the change in control, provided the Named Executive remains employed by the Company as of that date. For all other CIC benefits, the CIC agreements for the Named Executives are “double trigger” agreements, meaning that the payment of cash severance, accelerated vesting of the remaining 50% of the previously granted, unvested, equity-based compensation prior to the first anniversary date of the change in control and cash in lieu of continuation of benefits require both a “change in control” of the Company and the termination of a Named Executive’s employment by the Company, actually or constructively, without “cause” within 18 months following a change in control. The terms “change in control” and “cause” are defined in the CIC agreements. Upon being triggered, the CIC agreements provide for the following:

●
A lump sum payment equal to 24, 18 or 12, as applicable, months times the base monthly salary of the Named Executive at the greater of: (a) the rate in effect at the time of the change in control or (b) the rate in effect at the time of termination during the 18 months following the change in control;

●
A lump sum payment equal to 2.0, 1.5 or 1.0, as applicable, times the greater of: (a) the average annual bonus paid in the 24 months prior to termination of employment or (b) the target bonus for the year of such termination of employment;

●	Immediate vesting of any unvested equity compensation;
●
A cash payment equivalent to the present value of the projected cost of continuation of all employee benefits and perquisites, including life insurance, health benefits, disability insurance, cars and expense reimbursement, 401(k) matching payments for a period of 24, 18 or 12, as applicable, months following termination plus an amount equal to the portion of the Named Executive’s unvested 401(k) account balance that would vest if the Named Executive had 24, 18 or 12, as applicable, additional months of service for vesting purposes under the Company’s 401(k) plan.

The following table reflects the elements contained in each Named Executive’s CIC agreement:

Name	Months of Base Pay	x Bonus	Vesting of Equity Awards	Cash for Months of Benefits
Karl F. Lopker	24	2.0	Yes	24
Pamela M. Lopker	18	1.5	Yes	18
Daniel Lender	18	1.5	Yes	18
Gordon Fleming	12	1.0	Yes	12

        For reasons similar to those supporting the adoption of CIC agreements, the Company has an executive termination policy under which certain senior executives with at least six months of service are eligible to receive lump sum payments equal to six months of Base Salary and six months of healthcare continuation coverage premiums following an involuntary termination of employment without cause that is not covered by a CIC agreement. Mr. Lopker, Ms. Lopker, Mr. Lender and Mr. Fleming are covered by the executive termination policy. However, as part of his return to QAD in fiscal year 2009, Mr. Lender negotiated an arrangement to receive twelve months of benefits under the executive termination policy upon termination without cause. Ms. Bellamy is not covered by the executive termination policy.

Other Compensation

        As a result of his assignment from QAD Australia, Mr. Fleming received a contribution from QAD into his Australian retirement plan, known as a superannuation account.  The contribution was equal to 9% of his compensation.  In addition, QAD grossed up the superannuation payment for U.S. federal and state taxes at a rate of 39.2%, so that Mr. Fleming preserved the pre-tax amount that would have been paid into his superannuation account had he remained employed by QAD Australia.

Administrative Policies and Practices

        In administering the compensation programs of the Company, including the compensation program for the Named Executives, the Compensation Committee typically meets at least four times during each year on the day of regularly scheduled Board of Director meetings. At the end of each such Compensation Committee meeting, the Compensation Committee meets in executive session in order to discuss executive compensation matters outside of the presence of management personnel and members of the Board who are not on the Compensation Committee. The Compensation Committee also meets telephonically to discuss extraordinary items, such as the hiring or termination of a Named Executive. The Compensation Committee members regularly confer with our Chief People Officer on matters regarding the compensation of the Named Executives and other key employees.

         The Chief People Officer is the primary contact between management and the Compensation Committee. Each quarter, the Chief People Officer presents reports to the Compensation Committee, including information on the top 25 most highly compensated employees, a 401(k) plan update and the status of any recruitment of senior management. Other directors may be invited to Compensation Committee meetings as well as certain employees, including the CEO, the President and the Chief Financial Officer.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally limits the annual corporate deduction for compensation paid to Named Executives to $1 million per individual, unless certain requirements are met which establish the compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision and attempts, to the extent practical, to implement compensation policies and practices that maximize the potential income tax deductions available to the Company by qualifying such compensation as performance-based compensation exempt from the deduction limits of Section 162(m).

         The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to ensure our ability to attract and retain executive talent while taking into account the deductibility of compensation payments. However, the Compensation Committee has deemed it desirable to retain flexibility in rewarding senior management for contributions that cannot be properly recognized under a predetermined quantitative plan. Therefore, any compensation in excess of the $1 million limitation on deductible compensation will not be deductible by the Company. No Named Executive received compensation in excess of such limitation in fiscal year 2011.

        The Company’s compensation and termination arrangements are intended to qualify for exemption under, or satisfy the requirements of, the rules and regulations relating to nonqualified deferred compensation under Section 409A of the Internal Revenue Code.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)(4)		Stock Awards ($)(7)	SAR Awards ($)(8)		Non-Equity Incentive Plan Compensation ($)(10)		All Other Compensation ($)(12)		Total ($)

Karl F. Lopker	2011	300,000				-	624,032		284,073		8,021		1,216,126
Chief Executive Officer	2010	280,385	(1)			465,896	-		229,479		7,350		983,110
	2009	300,000				602,750	-		150,870		6,900		1,060,520

Pamela M. Lopker	2011	300,000				-	624,032		284,073		8,021		1,216,126
Chairman of the Board	2010	280,385	(1)			465,896	-		229,479		7,350		983,110
and President	2009	300,000				602,750	-		150,870		6,900		1,060,520

Daniel Lender	2011	400,000		70,000	(5)	211,750	-		205,882		9,125		895,757
Executive Vice President	2010	350,000				186,446	-	(9)	167,268		7,350		711,064
and Chief Financial Officer	2009	300,024	(2)	50,000	(6)	1,016,150	210,515		65,445	(11)	50,447	(13)	1,692,582

Gordon Fleming	2011	254,000				42,350			112,690		48,328	(14)	457,368
Executive Vice President	2010	254,000				146	58,212	(9)	98,716		52,828	(14)	463,902
and Chief Marketing Officer	2009	254,000				70,250	-		73,393		48,601	(14)	446,244

Kara L. Bellamy	2011	205,000		25,000	(5)	25,410	-		73,861		5,785		335,056
Senior Vice President,	2010	185,000				146	41,913	(9)	54,460		7,064		288,583
Corporate Controller and	2009	169,096	(3)			-	-		42,864		4,819		216,779
Chief Accounting Officer

(1)	Amount reflects reduced wages due to participation in a salary reduction program from May 1, 2009 to December 31, 2009. Mr. and Mrs. Lopker's annual salary was $300,000.

(2)	Mr. Lender resigned from the Company effective September 12, 2008 and Mr. Lender returned to the Company on October 20, 2008. Amount reflects wages earned. Mr. Lender's annual salary was $350,000.

(3)	Amount reflects wages earned. Ms. Bellamy's annual salary was $185,000.

(4)	Discretionary bonus.

(5)	Amount reflects special bonus related to the Recapitalization.

(6)	Amount reflects Mr. Lender's sign-on bonus when he returned to the Company on October 20, 2008.

(7)
The amounts in this column represent the aggregate grant date fair value of RSUs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these stock awards are set forth in Note 9, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2011. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of RSUs, or the sale of the common stock underlying such awards. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules, so that equity awards reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(8)
The amounts in this column represent the aggregate grant date fair value of SARs granted during each fiscal year presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these SAR grants are set forth in Note 9, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2011. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the exercise of SARs, or the sale of the common stock underlying such awards. To facilitate year-to-year comparisons, the SEC regulations require companies to present recalculated disclosures for each preceding year required under the rules, so that equity awards reflect the applicable full grant date fair values, excluding the effect of forfeitures. The total compensation column is recalculated accordingly.

(9)
On August 12, 2009, the Company completed a one-time Stock Option and Stock Appreciation Right Exchange Program. Mr. Lender, Mr. Fleming and Ms. Bellamy were eligible to exchange existing stock options and SARs for new SARs subject to the same Exchange Program terms as these of other employees. Each elected to exchange all of their eligible options and SARs in the Exchange Program. Because the closing price of the Company's common stock increased over the course of the exchange period, the Exchange Ratios resulted in the issuance of new SARs with no incremental stock-based compensation expense.

(10)	Non-discretionary bonus.

(11)	Reflects incentive payments for the periods of Mr. Lender's employment from February 1, 2008 to September 12, 2008 and from October 20, 2008 to January 31, 2009.

(12)	All Other Compensation primarily includes employer matching contributions under the 401(k) plan, if any, and payments related to paid time off earned.

(13)	Amounts include payment related to paid time off earned which was paid at the time of Mr. Lender's resignation on September 12, 2008.

(14)
All Other Compensation for Mr. Fleming includes contributions to his Australian superannuation account and a reimbursement of United States federal and state tax liabilities incurred on these contributions.

Grants of Plan-Based Awards during Fiscal Year 2011

The following table shows information about the non-equity incentive awards, SARs and RSUs that are reflected in the Summary Compensation Table for fiscal year 2011 and that were granted to the Named Executives either during or with respect to services rendered in fiscal year 2011.

		Estimated Future Payouts Under Non-Equity I ncentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units	All Other Option/SAR Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date of Equity Awards	Threshold ($)	Target ($)		Maximum ($)(7)	or Units (#)(8)	Underlying Awards (#)(8)	Equity Awards ($/Sh)(8)	Equity Awards (9)

Karl F. Lopker	6/1/2010						150,000	8.96	624,032
		—	300,000	(2)	885,600
Pamela M. Lopker	6/1/2010						150,000	8.96	624,032
		—	300,000	(3)	885,600
Daniel Lender	6/1/2010					25,000			211,750
		—	200,000	(4)	590,400
Gordon Fleming	6/1/2010					5,000			42,350
		—	115,000	(5)	339,480
Kara L. Bellamy	6/1/2010					3,000			25,410
		—	71,750	(6)	211,806

(1)
Reflects threshold, target and maximum dollar amounts payable related to the Cash Bonus component of the Named Executives' compensation during fiscal year 2011, as described in "Compensation Discussion and Analysis — Elements of the Executive Compensation Program." "Threshold" refers to the minimum amount payable for a certain level of performance; "Target" refers to the amount payable if individual and corporate Cash Bonus achievements reached 100%; and "Maximum" refers to the maximum payout possible.

(2)	Actual bonus amount paid was $284,073.

(3)	Actual bonus amount paid was $284,073.

(4)	Actual bonus amount paid was $205,882.

(5)	Actual bonus amount paid was $112,690.

(5)	Actual bonus amount paid was $73,861.

(7)
Maximum represents each Named Executive's bonus percentage times (a) 70% for the corporate financial target which may be increased up to a ceiling of 300% and the Customer Satisfaction Multiplier maximum of 120%  plus (b) 30% for the individual performance goals which may be increased up to a ceiling of 120% and the Customer Satisfaction Multiplier maximum of 120%. The ceilings can be exceeded for a Named Executive upon approval of the Board of Directors.

(8)
Amounts reflect the effect of the Recapitalization.  Of the 150,000 SAR awards granted to Mr. Lopker, 120,000 are for Class A common stock and 30,000 are for Class B common stock. Of the 150,000 SAR awards granted to Ms. Lopker, 120,000 are for Class A common stock and 30,000 are for Class B common stock. Of the 25,000 RSUs granted to Mr. Lender, 20,000 are for Class A common stock and 5,000 are for Class B common stock.  Of the 5,000 RSUs granted to Mr. Fleming, 4,000 are for Class A common stock and 1,000 are for Class B common stock.  Of the 3,000 RSUs granted to Ms. Bellamy, 2,400 are for Class A common stock and 600 are for Class B common stock.

(9)
The amounts in this column represent the aggregate grant date fair value of equity awards granted during fiscal year 2011 presented as calculated in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these equity awards are set forth in Note 9, "Stock-Based Compensation," in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K filed on April 15, 2011. These amounts do not correspond to the actual value that will be realized by the Named Executives upon the vesting of restricted stock units, the exercise of stock options or SARs, or the sale of the common stock underlying such awards.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table contains information concerning outstanding stock options, SARs and RSUs for each of the Named Executives as of January 31, 2011.  The table reflects the effect of the Recapitalization.
	Option/SAR Awards							Stock Awards
	Option/SAR Grant		Number of Securities Underlying Unexercised Awards That Have Vested	Number of Securities Underlying Unexercised Awards Than Have Not Vested		Awards Exercise Price	Awards Expiration	Stock Award Grant		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Unites of Stock That Have Not Vested
Name	Date		(#)(9)	(#)(10)		($)	Date	Date		(#)(14)	($)(15)
Karl F. Lopker	3/11/2004	(1)	75,000	—		24.64	3/11/2012	6/1/2007	(1)	12,500	107,850
	6/21/2005	(1)	75,000	—		15.38	6/21/2013	9/24/2008	(1)	25,000	215,700
	9/6/2006	(1)	75,000	—		14.74	9/6/2014	10/15/2009	(1)	37,500	323,550
	6/1/2010	(1)	—	150,000		8.96	6/1/2018

Pamela M. Lopker	3/11/2004	(1)	75,000	—		24.64	3/11/2012	6/1/2007	(1)	12,500	107,850
	6/21/2005	(1)	75,000	—		15.38	6/21/2013	9/24/2008	(1)	25,000	215,700
	9/6/2006	(1)	75,000	—		14.74	9/6/2014	10/15/2009	(1)	37,500	323,550
	6/1/2010	(1)	—	150,000		8.96	6/1/2018

Daniel Lender	8/13/2009	(2)	9,617	28,846	(11)	7.82	10/23/2016	10/23/2008	(1)	50,000	431,400
								1/5/2009	(1)	2,500	21,570
								10/15/2009	(1)	15,000	129,420
								6/1/2010	(1)	25,000	215,700

Gordon Fleming	8/13/2009	(3)	973	—	(12)	7.82	3/8/2012	9/27/2007	(1)	1,875	16,178
	8/13/2009	(3)	2,400	—	(12)	7.82	7/12/2013	6/17/2008	(1)	2,500	21,570
	8/13/2009	(4)	2,370	789	(12)	7.82	6/7/2014	6/1/2010	(1)	5,000	43,140
	8/13/2009	(5)	2,719	2,718	(12)	7.82	4/2/2015
	10/15/2009	(1)	3,125	9,375		9.80	10/15/2017

Kara Bellamy	8/13/2009	(3)	955	—	(13)	7.82	8/26/2012	1/24/2008	(1)	1,250	10,785
	8/13/2009	(3)	800	—	(13)	7.82	7/12/2013	6/1/2010	(1)	3,000	25,884
	8/13/2009	(6)	1,185	395	(13)	7.82	6/7/2014
	8/13/2009	(7)	2,145	714	(13)	7.82	12/14/2014
	8/13/2009	(8)	1,088	1,087	(13)	7.82	4/2/2015
	10/15/2009	(1)	2,250	6,750		9.80	10/15/2017

(1)	Grant vests in four equal installments commencing on the first anniversary of the grant date and annually thereafter.

(2)	SARs tendered in Exchange Program not vested as of exchange date. New SARs vest in four equal installments commencing on 10/23/2010 and annually thereafter.

(3)	SARs tendered in Exchange Program fully vested. New SARs became exercisable one year from the date of grant.

(4)	SARs tendered in Exchange Program not fully vested as of exchange date. 789 new SARs will vest on 6/7/2011.

(5)	SARs tendered in Exchange Program not fully vested as of exchange date. 1,359 new SARs will vest on 4/2/2011 and remaining 1,359 will vest on 4/2/2012.

(6)	SARs tendered in Exchange Program not fully vested as of exchange date. 395 new SARs will vest on 6/7/2011.

(7)	SARs tendered in Exchange Program not fully vested as of exchange date. 714 new SARs will vest on 12/14/2011.

(8)	SARs tendered in Exchange Program not fully vested as of exchange date. 544 new SARs will vest on 4/2/2011 and remaining 543 will vest on 4/2/2012.

(9)
Of  Mr. Lopker’s total of 225,000 Option/SAR awards that have vested, 180,000 are for Class A common stock and 45,000 are for Class B common stock. Of Ms. Lopker’s total of 225,000 Option/SAR awards that have vested, 180,000 are for Class A common Stock and 45,000 are for Class B common stock. Of Mr. Lender’s total of 9,617 Option/SAR awards that have vested, 7,693 are for Class A common stock and 1,924 are for Class B common stock. Of Mr. Fleming’s total of 11,587 Option/SAR awards that have vested, 9,269 are for Class A common stock and 2,318 are for Class B common stock. Of Ms. Bellamy’s total of 8,423 Option/SAR awards that have vested, 6,738 are for Class A common stock and 1,685 are for Class B common stock.

(10)
Of  Mr. Lopker’s total of 150,000 Option/SAR awards that have not vested, 120,000 are for Class A common stock and 30,000 are for Class B common stock. Of Ms. Lopker’s total of 150,000 Option/SAR awards that have not vested, 120,000 are for Class A common stock and 30,000 are for Class B common stock. Of Mr. Lender’s total of 28,846 Option/SAR awards that have not vested, 23,077 are for Class A common stock and 5,769 are for Class B common stock. Of Mr. Fleming’s total of 12,882 Option/SAR awards that have not vested, 10,305 are for Class A common stock and 2,577 are for Class B common stock. Of Ms. Bellamy’s total of 8,946 Option/SAR awards that have not vested, 7,157 are for Class A common stock and 1,789 are for Class B common stock.

(11)
During the year ended January 31, 2010, as part of the Exchange Program, Mr. Lender tendered 50,000 SARs with an exercise price of $10.24 per SAR in exchange for 38,463 new SARs with an exercise price of $7.82.

(12)
During the year ended January 31, 2010, as part of the Exchange Program, Mr. Fleming tendered 34,500 options and SARs with various exercise prices in exchange for 11,969 new SARs with an exercise price of $7.82.

(13)
During the year ended January 31, 2010, as part of the Exchange Program, Ms. Bellamy tendered 18,000 options and SARs with various exercise prices in exchange for 8,369 new SARs with an exercise price of $7.82.

(14)
Of  Mr. Lopker’s total of 75,000 stock awards that have not vested, 60,000 are for Class A common stock and 15,000 are for Class B common stock. Of  Ms. Lopker’s total of 75,000 stock awards that have not vested, 60,000 are for Class A common stock and 15,000 are for Class B common stock. Of  Mr. Lender’s total of 92,500 stock awards that have not vested, 74,000 are for Class A common stock and 18,500 are for Class B common stock. Of  Mr. Fleming’s total of 9,375 stock awards that have not vested, 7,500 are for Class A common stock and 1,875 are for Class B common stock. Of  Ms. Bellamy’s total of 4,250 stock awards that have not vested, 3,400 are for Class A common stock and 850 are for Class B common stock.

(15)
The market value of unvested stock is determined by multiplying the closing market price of the Company's common stock on January 31, 2011 by the number of shares that have not vested. The closing market price of the Company's Class A and Class B common stock at January 31, 2011 was $8.58 and $8.82, respectively.

Option and SAR Exercises and RSUs Vested During Fiscal Year 2011

The table below sets forth information concerning the exercise and vesting of Equity Awards for each Named Executive during fiscal year 2011.

	RSUs Vested			Option and SAR Exercises
	Number of Shares Acquired on Vesting		Value Realized on Vesting	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)(1)		($)(7)	(#)	($)(8)
Karl F. Lopker	37,515	(2)	328,874
Pamela M. Lopker	37,515	(3)	328,874
Daniel Lender	31,265	(4)	263,049
Gordon Fleming	3,140	(5)	27,899
Kara L. Bellamy	1,265	(6)	11,346

(1)	Number of shares adjusted to reflect the impact of the Recapitalization.

(2)	37,515 shares released, surrendered 13,761 for taxes, net acquisition 23,754 shares.

(3)	37,515 shares released, surrendered 13,761 for taxes, net acquisition 23,754 shares.

(4)	31,265 shares released, surrendered 11,468 for taxes, net acquisition 19,797 shares.

(5)	3,140 shares released, surrendered 1,152 for taxes, net acquisition 1,988 shares.

(6)	1,265 shares released, surrendered 463 for taxes, net acquisition 802 shares.

(7)	Value represents market value at vest date.

(8)	Value represents market value at exercise less the exercise price.

Potential Payments upon Termination or Change in Control

The Company has adopted an Executive Termination Policy under which certain senior executives are eligible for termination benefits in the event the Company terminates their employment without cause, other than relating to a change in control. Other than these termination benefits and the CIC arrangements as described in the Compensation Discussion and Analysis section under "Change in Control Agreements and Executive Termination Policy," the Company has no plans or arrangements in respect of remuneration that may be received by the Named Executives to compensate such officers in the event of termination of employment or a change of responsibilities following a change in control, where the value of such compensation exceeds $10,000 per Named Executive.

The following table reflects the amounts that would be paid if a termination without cause or a change in control occurred on January 31, 2011.

			Termination Upon Change in Control
Name	Termination Without Cause Unrelated to a Change in Control ($)	Change in Control w/o Termination 50% Vesting of Equity Compensation ($)	12 – 24 Months Times Base Salary ($)	Vesting of Unvested Equity Compensation ($)	1 – 2 Times Bonus ($)	12 – 24 Months of Benefits ($)
Karl F. Lopker	161,901	323,550	600,000	647,100	600,000	62,304
Pamela M. Lopker	150,025	323,550	450,000	647,100	450,000	11,101
Daniel Lender	423,831	410,699	600,000	821,398	300,000	46,772
Gordon Fleming	135,180	41,861	254,000	83,721	127,000	16,361

REPORT OF AUDIT COMMITTEE

Charter

The Audit Committee's specific responsibilities are delineated in the Audit Committee Charter which is available on the Investor Relations section of the QAD Internet site at www.qad.com.

 Meetings

During fiscal year 2011, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company's financial management team, the Company's internal audit director and the partner of the Company's independent registered public accounting firm. The Audit Committee's agenda was established by the Chairman of the Audit Committee. At each of its regularly scheduled meetings, the Audit Committee had separate private sessions with the Company's independent registered public accounting firm during which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place.

Audit Committee Report

The Board annually reviews the NASDAQ Stock Market listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that each of Mr. O'Malia, Mr. Roberts and Dr. van Cuylenburg is an "audit committee financial expert" as defined by the SEC and the National Association of Securities Dealers rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee assists the Board of Directors in its oversight of the Company's financial statements and reporting processes. The Audit Committee also oversees the Company's Compliance Committee. Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control of financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform to accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for auditing the Company's internal control over financial reporting.

The Audit Committee appointed KPMG LLP ("KPMG") to audit the Company's financial statements and the effectiveness of the related systems of internal control over financial reporting for the fiscal year ended January 31, 2011.

During the fiscal year ended January 31, 2011, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter. Among other actions, the Audit Committee:

●
Reviewed and discussed the Company's quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC with management and the independent registered public accounting firm;

●
Reviewed and discussed management's assessment of the effectiveness of the Company's internal control over financial reporting and the independent auditor's opinion about the effectiveness of the Company's internal control over financial reporting with management, the independent registered public accounting firm and the internal auditors;

Reviewed and discussed the audit scope and plan with the independent registered public accounting firm, management and the internal auditors;

●	Met in periodic executive sessions with each of the independent registered public accounting firm, management and the internal auditors; and

●
Discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T with the independent registered public accounting firm.

Auditor Independence

The Audit Committee recognizes the importance of maintaining the independence of the Company's independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the independent auditor's qualifications, performance and independence, including that of the lead audit partner. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. The Audit Committee has concluded that provision of the non-audit services described below under "Principal Accounting Fees and Services" is compatible with maintaining the independence of the independent auditor. The Audit Committee has received the written disclosures and the letter required by the Public Company Accounting Oversight Board's Independence Rule 3526 and has discussed with the independent registered public accounting firm its independence from management and the Company.

Audit Committee Recommendation

Based on the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company for the fiscal year ended January 31, 2011 be accepted and included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2011 filed with the SEC on April 15, 2011.

Submitted by:	Thomas J. O'Malia, Chairman
Lee D. Roberts Peter R. van Cuylenburg

The Audit Committee Report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act or the Exchange Act, except to the extent that QAD specifically incorporates it by reference in such filing.

Principal Accounting Fees and Services

The fees billed or expected to be billed by KPMG for professional services rendered to the Company during fiscal year 2011 and fiscal year 2010 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG to the Company did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below.

The fees billed by KPMG for fiscal years 2011 and 2010 for services rendered to the Company were as follows:

	Fiscal Year	Fiscal Year
	2011 ($)	2010 ($)
	(In thousands)
Audit Fees	1,351	1,294
Audit-Related Fees	5	5
Tax Fees	2	-
Total Fees	1,358	1,299

Audit Fees.  These amounts represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2011 and 2010, the reviews of the financial statements including the Company Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years. Audit fees also represent fees billed or expected to be billed by KPMG for professional services rendered for the audits of the effectiveness of internal control over financial reporting for the fiscal years ended January 31, 2011 and 2010.

Audit-Related Fees.  These amounts represent fees billed or expected to be billed by KPMG for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial statements for fiscal years 2011 and 2010 (but which are not included under “Audit Fees” above). Audit-related fees consist principally of certain agreed-upon procedures engagements.

Tax Fees. These amounts represent fees billed by KPMG for the renewal of a software license used to calculate and report employee benefits in the U.K.

Audit Committee Pre-Approval Policy.  The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Management's Compliance Committee

Management has established a Compliance Committee composed of certain executive and non-executive officers to oversee the Company's compliance with its obligations related to certification of appropriate disclosure controls and internal controls over financial reporting. The Compliance Committee administers a set of procedures to oversee such compliance, including a requirement that certain members of management sign certifications each fiscal quarter that, to their knowledge, the operations within their span of control are fairly presented and appropriate internal controls are in place to ensure the accuracy of such results. The Compliance Committee typically meets at least twice quarterly and may meet more often if needed.  In fiscal year 2011, the Compliance Committee met eight times, and has reported its findings to the Audit Committee in each quarter of fiscal year 2011.

 Employee Complaint Procedure and Code of Ethics

With oversight from the Audit Committee, the Company has established procedures to receive, retain and address employee complaints communicated to QAD. These procedures include a confidential hotline to answer employees' ethics questions and to report employees' ethical concerns and incidents including, without limitation, concerns about (i) accounting, internal controls or auditing matters and (ii) legal and regulatory compliance matters. This hotline is available 24 hours a day, seven days a week, and callers may choose to remain anonymous.

The Board has approved, and the Company has adopted, the "Code of Ethics for the Chief Executive Officer and Senior Financial Officers of QAD Inc.," a copy of which is available on the Investor Relations section on the Company's Internet site at www.qad.com.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000 and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders or any member of the immediate family of the foregoing persons has, had or will have a direct or indirect material interest.

Policies and Procedures for Review and Approval of Related Party Transactions

The Board of Directors has adopted a Related Party Transaction Policy (the "RPT Policy"), which supplements the conflict of interest provisions in our Code of Business Conduct. The RPT Policy covers any transaction, arrangement or relationship in which QAD, including any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect interest. The RPT Policy requires that such transactions be reported to the Audit Committee. The Audit Committee is authorized to approve, or ratify, such a transaction (i) in accordance with guidelines set forth in the RPT Policy and (ii) if the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. Alternatively, a transaction may be approved by a majority of disinterested members of the Board.

Our Code of Business Conduct applies to all of our directors, officers and employees. It outlines the principles, policies and values that govern the activities of the Company as well as our policy on conflicts of interest. A conflict of interest exists any time directors, officers or employees face a choice between what is in their personal interest, financial or otherwise, and the interests of the Company. A conflict of interest also exists when a director, officer or employee takes actions or has interests that make it difficult to perform effectively his or her duties on behalf of the Company. It is specifically required by our Code of Business Conduct that all of our directors, officers and employees (i) fully disclose to the appropriate parties all actual or perceived conflicts of interest and (ii) refrain from undertaking certain delineated actions that give rise to actual or perceived conflicts of interest. In addition, we require our directors and certain executive officers to complete annually a directors' and officers' questionnaire which requires disclosure of any related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of a registered class of our securities, to file reports with the SEC regarding their ownership of the Company's stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company's review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2011, except that (i) on June 8, 2010, a late Form 4 was filed on behalf of each of Ms. Bellamy, Mr. Fleming, Mr. Lender, Ms. Lopker and Mr. Lopker reporting annual equity grants for each that occurred on June 1, 2010, and (2) on October 15, 2010, a late Form 4 was filed on behalf of each of Ms. Bellamy, Mr. Fleming, Mr. Lender, Ms. Lopker and Mr. Lopker to report a stock sale of 11 shares for each that occurred on October 7, 2010.

 Delivery of Documents to Stockholders Sharing an Address

The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It allows us, with your permission, to send a single set of these reports to any household at which two or more stockholders reside if we believe they are members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information you receive and our expenses.

A number of brokerage firms have instituted householding. If your family has multiple QAD accounts, you may have received a householding notification from your broker. Please contact your broker directly if you have questions or wish to revoke your decision to household. These options are available to you at any time. To request additional copies of the proxy statement or annual report, please contact QAD as described above under "Annual Report" or contact your broker directly.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Considered for Inclusion in QAD's Proxy Materials. If you wish to submit a proposal to be included at our 2012 Annual Meeting, we must receive it, in a form which complies with the applicable securities laws, on or before January 19, 2012. Please address your proposals to: QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. In accordance with our Bylaws, for any matter to be properly considered before our 2012 Annual Meeting, including nomination of directors, such matter must be submitted to us prior to March 9, 2012. In the event next year's Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, to be timely, stockholder notices must be delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by QAD. In addition, in the event a stockholder proposal is not submitted to us prior to April 3, 2012, the proxy to be solicited by the Board of Directors for the 2012 Annual Meeting will confer authority on the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2012 Annual Meeting without any discussion of the proposal in the proxy statement for such meeting. Notices of intention to present proposals at the 2012 Annual Meeting should be addressed to QAD Inc., 100 Innovation Place, Santa Barbara, California 93108, Attention: Corporate Secretary. QAD reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. On request, the Corporate Secretary will provide detailed instructions for submitting proposals.

QAD

Our Passion. Your Advantage.

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Atteotroo: L81a1 DDpartment
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VOTE BY INTERNET WWW.p-oxvvde.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
0	0	0

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors
Nominees

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000166945 1 0.0.11509

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTo withhold authority to vote for anyindividual nominee(s), mark “For AllExcept” and write the number(s) of thenominee(s) on the line below.0 0 00000108643_1 R1.0.0.11699For Withhold For AllAll All ExceptThe Board of Directors recommends you voteFOR the following:1. Election of DirectorsNominees01 Karl F. Lopker 02 Pamela M. Lopker 03 Scott J. Adelson 04 Thomas J. O'Malia 05 Lee D. Roberts06 Peter R. Van CuylenburgQAD Inc.Attention: Legal Department10,000 Midatlantic DriveSuite 100 WestMount Laurel, NJ 08054VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery ofinformation up until 11:59 P.M. Eastern Time the day before the cut-off date ormeeting date. Have your proxy card in hand when you access the web site andfollow the instructions to obtain your records and to create an electronic votinginstruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxy cardsand annual reports electronically via e-mail or the Internet. To sign up forelectronic delivery, please follow the instructions above to vote using the Internetand, when prompted, indicate that you agree to receive or access proxy materialselectronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time the day before the cut-off date or meeting date. Have yourproxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing asattorney, executor, administrator, or other fiduciary, please give fulltitle as such. Joint owners should each sign personally. All holders mustsign. If a corporation or partnership, please sign in full corporate orpartnership name, by authorized officer.0000108643_2 R1.0.0.11699

ADMITTANCE PASS2011 ANNUAL MEETING OF STOCKHOLDERSQAD INC.Tuesday, June 7, 20114:30 p.m. Local Time100 Innovation PlaceSanta Barbara, CaliforniaImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/areavailable at www.proxyvote.com .QAD INC.THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OFDIRECTORS2011 Annual Meeting of StockholdersYou are cordially invited to attend the Annual Meeting of Stockholders of QAD Inc. on June 7, 2011, at 100 InnovationPlace, Santa Barbara, California. The meeting will begin at 4:30 p.m. local time. Admission is limited to stockholdersand guests of QAD. This ticket will admit you and should be presented at the meeting to expedite registration. Toavoid delays, please arrive early and present this ticket.The stockholder(s) hereby appoints Karl F. Lopker and Pamela M. Lopker, or either of them, as proxies, each with the power toappoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot,all of the shares of Class A and Class B common stock of QAD INC. that the stockholder(s) is entitled to vote at the Annual Meetingof Stockholders to be held at 4:30 p.m., local time on June 7, 2011, at 100 Innovation Place, Santa Barbara, CA 93108, and anyadjournment or postponement thereof.Continued and to be signed on reverse side